SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2007

CAPITAL LEASE FUNDING, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-32039	52-2414533
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1065 Avenue of the Americas, New York, NY		10018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 217-6300

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 14, 2007, Caplease, LP, the operating partnership subsidiary of Capital Lease Funding, Inc., entered into a definitive agreement with EntreCap Financial LLC, to purchase a diverse portfolio of 18 net leased real estate assets. The purchase price for the assets is $364.4 million, including assumed debt.

Our obligation to complete the acquisition is subject to various customary closing conditions, including our satisfactory completion of due diligence during a due diligence period which expires on April 7, 2007. The definitive agreement also includes the following terms and conditions:

•	we paid $5.0 million into escrow upon entering into the agreement;

•	we have the right in our sole discretion to terminate the agreement and receive a refund of these funds at any time during the due diligence period;

•	we are required to pay an additional $15.0 million into escrow upon expiration of the due diligence period;

•	the funds we have paid into escrow will be applied against the purchase price at closing; and

•	if we default in our obligations under the agreement, the seller may elect to terminate the agreement and retain our deposit as liquidated damages.

There is no material relationship between us and the seller.

The transaction is scheduled to close early in the second quarter of 2007. We provide no assurance as to the timing or certainty of the closing of this transaction.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated March 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL LEASE FUNDING, INC.

By:     /s/ Shawn P. Seale
       Shawn P. Seale
       Senior Vice President, Chief Financial
Officer and Treasurer

DATE: March 16, 2007